CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260 ghudkins@langerinc.com

Kathleen P. Bloch Vice President and Chief Financial Officer (212) 687-3260 kbloch@langerinc.com

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR THE
THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007;
ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

Deer Park, New York - November 14, 2007 - Langer, Inc. (NASDAQ:GAIT) today reported financial results for the three and nine month periods ended September 30, 2007.

Quarter Ended September 30, 2007

Net sales for the quarter ended September 30, 2007 were approximately $17,409,000, an increase of 92.0% over the net sales for the quarter ended September 30, 2006 of approximately $9,065,000. Twincraft and Regal contributed net sales of approximately $7,010,000 and $1,076,000, respectively, in the quarter ended September 30, 2007.

Consolidated gross profit as a percentage of net sales was 37.1% for the quarter ended September 30, 2007, compared to 40.8% for the quarter ended September 30, 2006. The decrease in gross profit margin is primarily due to the lower average gross profit margin attributable to Twincraft.

Operating expenses for the quarter ended September 30, 2007 were approximately $6,664,000, or 38.3% of net sales, compared to operating expenses of approximately $4,211,000, or 46.5% of net sales, for the quarter ended September 30, 2006, primarily due to Twincraft’s lower operating costs as a percentage of net sales and the leveraging of corporate overheads over a larger sales base.

For the quarter ended September 30, 2007, interest expense increased by approximately $339,000, compared to the quarter ended September 30, 2006, due to the issuance in December 2006 of $28,880,000 of our 5% convertible subordinated notes.

The Company reported a net loss of approximately $(837,000) for the quarter ended September 30, 2007, or $(.07) per share on a fully diluted basis, reflecting the inclusion in net income of approximately $88,000 from Twincraft, compared to a net loss for the quarter ended September 30, 2006 of approximately $(553,000), or $(.06) per share on a fully diluted basis. Significant factors contributing to the net loss for the quarter ended September 30, 2007 were financial consulting fees of approximately $433,000 and the amortization of identifiable intangible assets of Twincraft of approximately $163,000.

Nine months ended September 30, 2007

Net sales for the nine months ended September 30, 2007 were approximately $49,941,000, compared to approximately $26,604,000 for the nine months ended September 30, 2006, an increase of approximately $23,337,000 or 87.7%. Twincraft, acquired January 23, 2007, and Regal, acquired January 8, 2007, generated net sales of approximately $20,691,000 and approximately $2,741,000, respectively, which accounted for the overall increase in net sales.
Consolidated gross profit as a percentage of net sales was 36.1% for the nine months ended September 30, 2007, compared to 39.4% for the nine months ended September 30, 2006. The decline in the gross profit margin is principally due to the lower average gross profit margin attributable to Twincraft.

Operating expenses for the nine months ended September 30, 2007 were approximately $18,859,000, or 37.8% of net sales, compared to operating expenses of approximately $12,694,000, or 47.7% of net sales, for the nine months ended September 30, 2006, primarily due to Twincraft’s lower operating costs as a percentage of net sales and the leveraging of corporate overheads over a larger sales base.

Interest expense for the nine months ended September 30, 2007 was approximately $1,633,000, compared to approximately $800,000 for the nine months ended September 30, 2006, an increase of approximately $833,000, due to the issuance of our 5% convertible subordinated notes.

The Company reported a net loss of approximately $(2,472,000) for the nine months ended September 30, 2007, or $(.22) per share on a fully diluted basis, reflecting the inclusion in net income of approximately $922,000 from Twincraft, compared to a net loss for the nine months ended September 30, 2006 of approximately $(2,461,000), or $(.25) per share on a fully diluted basis. Significant factors contributing to the net loss for the nine months ended September 30, 2007 were financial consulting fees of approximately $913,000 and the amortization of identifiable intangible assets of Twincraft of approximately $436,000.

Liquidity and Capital Resources

Cash and cash equivalents at September 30, 2007 were approximately $1,821,000, compared to approximately $29,767,000 at December 31, 2006, a decrease of approximately $27,946,000, reflecting the use of cash to pay the cash portion of the Twincraft purchase price. Working capital at September 30, 2007 was approximately $14,584,000, compared to approximately $33,312,000 at December 31, 2006, a decrease of approximately $18,728,000. The Company is in compliance with all covenants related to its $20 million secured credit facility with Wachovia Bank, N.A. The current availability under the facility is $6.1 million, and the Company has not drawn down any portion of the credit facility.

President and Chief Executive Officer Comments

Gray Hudkins, Langer’s President and Chief Executive Officer commented, “We continue to make progress in repositioning our operations. With the acquisition of Twincraft, and strong sales increases in our gel business, we have established the foundation for our personal care platform. In addition, we are pleased with the improvements underway at Regal, especially now that we have moved into our permanent administrative office in King of Prussia, PA. We are anticipating growth from Regal, a supplier to the long-term medical care markets. Challenges remain in certain product groups in our legacy business, where we have experienced sales declines. With the closure of our Anaheim office, we have been able to improve gross margins in this product segment by consolidating our plant operations and reducing manufacturing overhead. In addition, we’ve had strong results from our Canadian and United Kingdom operations.”

Mr. Hudkins continued, “We intend to begin a study of strategic alternatives available to us regarding our various operating companies, in order to ensure that we are taking all steps possible to maximize shareholder value. We will continue to consider acquisitions in our target markets, and to examine the possibility of divestiture of certain assets. We expect the evaluation of alternatives to be substantially complete by June 30, 2008. We encourage investors to listen to our upcoming conference call where we will discuss the Company’s performance and outlook for the future.”

About Langer, Inc.

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a leading provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products primarily in North America to branded marketers of such products, specialty retailers, direct marketing companies, and companies that service various amenities markets. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and Stoke-on-Trent, England, and sales and marketing offices in Toronto, Canada, King of Prussia, PA, and New York, NY. You can learn more about us by visiting our website at www.langerinc.com.

Forward-looking Statements

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company’s filings with the Securities and Exchange Commission, including its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks. With respect to our planned study of strategic alternatives, there can be no assurance that it will result in any specific transaction, any change of our strategies, or any enhancement of shareholder value.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$17,409,121	$9,065,316	$49,941,321	$26,603,881
Cost of sales	10,950,981	5,366,275	31,927,784	16,122,671
Gross profit	6,458,140	3,699,041	18,013,537	10,481,210

General and administrative expenses	3,847,948	2,492,513	10,823,379	7,188,018
Selling expenses	2,592,442	1,566,668	7,405,377	5,089,335
Research and development expenses	223,162	151,561	630,296	416,898
Operating loss	(205,412)	(511,701)	(845,515)	(2,213,041)

Other expense, net:
Interest income	23,479	152,291	230,683	522,332
Interest expense	(557,334)	(217,870)	(1,632,973)	(799,843)
Other	4,309	3,436	(13,582)	23,246
Other expense, net	(529,546)	(62,143)	(1,415,872)	(254,265)

Loss before income taxes	(734,958)	(573,844)	(2,261,387)	(2,467,306)

Provision for (benefit from) income taxes	102,078	(20,615)	210,199	(6,398)
Net loss	$(837,036)	$(553,229)	$(2,471,586)	$(2,460,908)

Net loss per common share:
Basic and diluted	$(.07)	$(.06)	$(.22)	$(.25)

Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	11,484,973	9,960,009	11,383,193	9,948,101